[***] Indicates text has been omitted from this Exhibit pursuant to a confidential treatment request and has been filed separately with the Securities and Exchange Commission.
Exhibit 4.5A
THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY), OR OTHER EVIDENCE, REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT. THIS NOTE MAY ONLY BE TRANSFERRED UPON THE TERMS AND CONDITIONS CONTAINED IN THE NOTE AND IN AN AGREEMENT BETWEEN HOLDER AND THE COMPANY
Fluidigm Corporation
a California corporation
CONVERTIBLE PROMISSORY NOTE
NOTE NUMBER E-3 (REVISED)

US$5,000,000	April 19, 2007
South San Francisco, California
     1. Principal and Interest. Fluidigm Corporation (the “Company”), a California corporation, for value received, hereby promises to pay to the order of Biomedical Sciences Investment Fund Pte Ltd (the “Holder”) in lawful money of the United States of America, the principal amount of Five Million Dollars (US$5,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 8.00% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days, compounded annually.
     This Convertible Promissory Note (“Note”) is the third Note issued pursuant to that certain Convertible Note Purchase Agreement dated August 7, 2006 (as amended, modified or supplemented, the “Note Purchase Agreement”) between the Company and the Holder. Unless defined herein, capitalized terms shall have the same meanings ascribed to them in the Note Purchase Agreement.
     Unless converted in accordance with Section 3, this Note shall become due and payable as to both accrued interest and principal on the Payment Date (as defined in Section 3). This Note may be prepaid by Company at any time, in accordance with the terms of Section 2 of this Note. Upon payment in full of all principal and interest payable hereunder (including upon any conversion), this Note shall be surrendered to the Company for cancellation. All payments hereon shall be applied first to accrued interest and second to the reduction of principal.

     2. Prepayment of Note. Upon five days prior written notice to Holder (the “Prepayment Notice”), the Company may prepay this Note in whole or in part; provided that any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note. In the event that the Holder desires to avoid prepayment of the Note by the Company, the Holder must within five days of its receipt of the Prepayment Notice deliver to the Company the Conversion Notice pursuant to Section 3(c)(iii) electing to convert this Note, in which case this Note will not be prepaid as provided in the Prepayment Notice and will instead be converted into shares of Series E Preferred Stock of the Company in accordance with Section 3 of this Note.
     3. Conversion.
          (a) Conversion Events. Upon the earlier to occur of (i) an Initial Public Offering (as defined below) or (ii) satisfaction of each of the Milestones pursuant to Section 3(b)(iv) below (either, a “Conversion Event”), all of the then outstanding principal and accrued interest owing under this Note shall convert into that number of shares of Series E Preferred Stock of the Company determined by dividing (i) the aggregate principal and accrued interest owing under this Note as of the date of such Conversion Event by (ii) the Conversion Price (as defined below). Notwithstanding the foregoing, by complying with Section 3(c)(iii) hereof, the Holder may at any time earlier elect to convert this Note into that number of shares of Series E Preferred Stock determined by dividing (i) the aggregate principal and accrued interest owing under this Note as of the date of the Conversion Notice (as defined in Section 3(c)(iii)) by (ii) the Conversion Price (as defined below).
          (b) Definitions. For purposes of this Note, the following terms shall have the following meanings:
               (i) The term “Change of Control Transaction” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of transactions continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; or (ii) a sale, transfer, lease or other conveyance of all or substantially all of the assets of the Corporation.
               (ii) The term “Conversion Price” shall mean US$3.60, subject to adjustment as set forth in Section 5 below.
               (iii) The term “Initial Public Offering” shall mean the first sale of securities of the Company pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”) after or in connection with which the outstanding shares of Preferred Stock of the

Company have been converted into Common Stock pursuant to the Company’s then existing Articles of Incorporation or otherwise.
               (iv) Unless otherwise agreed in writing between the Company and the Holder, the term “Milestones” shall mean satisfaction of the following on or before April 30, 2008:
                    (1) The Company will have released [***] to [***], as demonstrated by a [***] approval form duly signed-off. The approval is typically characterized by having completed [***], including [***] and [***] of suitable [***];
                    (2) The approved [***] (or a subsequent [***] thereof) will be [***] generally [***] to [***], as demonstrated by a Company [***];
                    (3) The Subsidiary will also have [***] and [***] them [***] to at [***];
                    (4) The Subsidiary will have at least [***] the [***] of [***] to achieve [***] in the First Note and the [***] in the Second Note; and
                    (5) The Company will be [***] the [***] through the Subsidiary in Singapore, and the Company’s then-current [***] and [***] will provide for the [***] of the [***] through the Subsidiary in Singapore; [***] if the Holder provides the Company with a [***] pursuant to Section 3(c)(ii) below, then the Company shall have 30 days following the Company’s receipt of the [***] to [***] any [***] to [***] identified by the Holder in the [***].
               (v) The term “Payment Date” shall mean April 19, 2009 or such later date as may be mutually agreed in writing by Holder and the Company.
          (c) Conversion Procedure.
               (i) Conversion in Connection with Initial Public Offering. Upon the occurrence of an Initial Public Offering as set forth in Section 3(a), this Note shall convert automatically without further action on the part of the Holder hereof. Written notice shall be delivered to Holder at the address last shown on the records of Company for Holder or given by Holder to Company for the purpose of notice notifying Holder of the conversion effected or to be effected, specifying the Conversion Price, the date on which such conversion occurred or is expected to occur and calling upon such Holder to surrender to Company, in the manner and at the place designated, the Note.
               (ii) Conversion in Connection with Satisfaction of Milestones. If the Company reasonably believes that it has satisfied all of the Milestones, it may send written notice thereof (the “Milestone Completion Notice”) to the Holder (at the address last shown on the records of the Company for the Holder or given by Holder to Company for the purpose of notice) specifying the Conversion Price, the date on which the Company reasonably believes all of the Milestones were satisfied (the “Notified Milestone Completion Date”), together with a duly executed compliance certificate dated as of the Notified Milestone Completion Date substantially in the form attached hereto as Exhibit A (the “Compliance Certificate”), and calling upon Holder to surrender to the Company the Note. In the event that the Holder reasonably believes that any of (i) the Milestones have not been satisfied or (ii) the representations and warranties made in the Compliance Certificate are inaccurate in any material respect, the Holder may provide written notice (the “Milestone Response Notice”) to the Company of such disagreement and/or inaccuracy within 30 days of its receipt of the Milestone Completion Notice. The Milestone Response Notice shall specify in reasonable detail the reasons for such disagreement and/or basis for belief that any of the representations and warranties made in the Compliance Certificate are inaccurate and shall be accompanied by reasonably available support documentation evidencing the basis for such disagreement or belief. If the Holder shall fail to provide the Milestone Response Notice within such time period, the Milestones shall be deemed satisfied as of the Notified Milestone Completion Date and this Note shall be automatically converted as set forth in Section 3(a). If the Holder shall have timely provided the Milestone Response Notice, the Company and the Holder shall in good faith attempt to resolve their disagreement as to the satisfaction of the Milestones and/or the accuracy of the representations and warranties in the Compliance Certificate. If the Company and Holder are unable to resolve their disagreement within the Milestones Cure Period, the Company may pay to the Holder the principal and interest owing under this Note as of the Notified Milestone Completion Date (in which case the Note shall be cancelled and surrendered) or may pursue any other remedy that may be available to it under applicable law.
               (iii) Elective Conversion. If the Holder wishes to voluntarily convert this Note as set forth in Section 3(a) hereof prior to a Conversion Event, the Holder shall surrender this Note to the Company and provide the Company with a written notice (the “Conversion Notice”) to that effect.
               (iv) Certificate; Time of Conversion. Upon conversion of this Note, the Holder shall promptly surrender this Note, duly endorsed, at the principal office of Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder at such principal office a certificate or certificates for the number of shares to which Holder shall be entitled upon such conversion (bearing such legends as are required by this Note and the Note Purchase Agreement and applicable state and federal securities laws in the opinion of counsel to Company), together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note, including a check payable to Holder for any cash amounts payable as described in Section 3(d). Any such conversion of this Note shall be deemed to have been made immediately prior to the Conversion Event as described in Section 3(a) (or in the case of delivery of the Conversion Notice as set forth in Section 3(c)(iii), upon the Company’s receipt of such Conversion Notice); provided, however, the Holder shall not be deemed a record holder of such shares or a purchaser of such shares until the Holder has delivered the Note for conversion. On and after such date, the Holder shall be treated as a purchaser of such shares under the Note Purchase Agreement and shall be bound by the applicable terms of this Note and Note Purchase Agreement.

          (d) Fractional Shares. No fractional shares will be issued upon any conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash that amount of the unconverted principal and interest balance of this Note.
          (e) Reservation of Shares. The Company will at all times reserve and keep available out of its authorized but unissued shares or shares held in treasury, sufficient shares of Series E Preferred Stock or other securities to permit the full conversion of the outstanding principal and interest of this Note pursuant to the terms of this Note. In the event the Company shall have insufficient shares of Series E Preferred Stock or other securities to permit the full conversion of the outstanding principal and accrued interest of this Note pursuant to the terms hereof, the Company hereby covenants and agrees that the Company shall use its commercially reasonable efforts to seek board and shareholder approval of an amendment to the Company’s Articles of Incorporation in order to authorize an increase in the number of authorized shares of Series E Preferred Stock or other securities of the Company in a sufficient amount so that the aggregate number of shares of Series E Preferred Stock or other securities issuable upon conversion of this Note will then be authorized and available for issuance.
     4. Change of Control Transaction. The Company shall provide the Holder with 15 days written notice of the closing of a Change of Control Transaction, specifying in reasonable detail the terms of such Change of Control Transaction. If the Holder shall not have voluntarily elected to convert this Note as set forth in Section 3(c)(iii) within such 15 day period, the Company may prepay the entire principal amount and interest owing under this Note as of the date of such prepayment. The Holder shall thereafter promptly return the Note to the Company for cancellation.
     5. Change in Series E Preferred Stock.
          (a) Split, Subdivision or Combination of Series E Preferred Stock. In the event the Company should at any time or from time to time after the date of issuance hereof split or subdivide the outstanding shares of its Series E Preferred Stock (or other securities issuable upon conversion of this Note) or issue additional shares of Series E Preferred Stock (or other securities issuable upon conversion of this Note) to the holders thereof as a dividend or make any other distribution payable in additional shares of Series E Preferred Stock (or other securities issuable upon conversion of this Note) to the holders thereof without payment of any consideration by such holder for the additional shares of Series E Preferred Stock (or such other securities), then, as of the date of such dividend, distribution, split or subdivision, the Conversion Price of this Note shall be appropriately decreased so that the number of shares of Series E Preferred Stock or other securities issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares of Series E Preferred Stock or other securities issuable upon conversion of this Note, as applicable. If the number of shares of Series E Preferred Stock (or other securities issuable upon conversion of this Note) outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Series E Preferred Stock (or other securities issuable upon conversion of this Note), then, following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of shares of Series E Preferred Stock or other securities issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares of Series E Preferred Stock or other securities issuable upon conversion of this Note, as applicable.
          (b) Reclassification etc. In case of any reclassification, capital reorganization, or change in the Series E Preferred Stock (or other securities issuable upon conversion of this Note) of the Company, including conversion of such shares pursuant to the Company’s Articles of Incorporation then in effect (other than as a result of a split, subdivision, combination, or stock dividend provided for in Section 5(a) above), then appropriate adjustment shall be made to the Conversion Price and kind of securities or other property issuable upon conversion of this Note so that this Note shall be convertible upon the terms set forth herein into the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Series E Preferred Stock or other securities as are issuable on conversion of this Note.
          (c) Merger or Consolidation. Other than a Change of Control Transaction in connection with which this Note has been converted or prepaid, if at any time there shall be an acquisition of the Company by merger, consolidation or otherwise where the Company is not the surviving corporation or as a result of which all of the outstanding capital stock of the Company is exchanged for capital stock of another corporation, then, as a part of such acquisition, the Conversion Price and kind of securities issuable upon conversion hereof shall be appropriately adjusted so that the Holder shall receive upon conversion of this Note, the number of shares of stock or other securities or property of the surviving or successor corporation resulting from such acquisition (or the corporation the capital stock of which is issued in exchange for the capital stock of the Company), to which a holder of the securities issuable upon conversion of this Note would have been entitled in such acquisition if this Note had been converted immediately before such acquisition.
     6. Payment Due Date. If not previously converted into shares of Series E Preferred Stock pursuant to Section 3 hereof and if not sooner prepaid by the Company pursuant to Section 2 hereof or accelerated and declared due and owing by the Holder pursuant to Section 7 hereof, the principal amount and any accrued interest due thereon then outstanding under this Note will become due and payable on the Payment Date.
     7. Default. The Company shall be deemed to be in default under this Note in the event (i) the Company shall fail to materially perform any covenant or agreement of the Company contained in Section 4 of the Note Purchase Agreement for a period of 30 days after written notice of such failure from Holder; (ii) the Company shall have failed to make payment of principal or interest due on the Note when such principal and interest becomes due; or (iii) the Company shall commence, whether voluntarily or involuntarily a case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it. In the case of an event of default, the Holder may, by written notice to the Company, declare the unpaid principal amount of this Note, all interest accrued and unpaid hereon, and all other amounts payable hereunder to be immediately due and payable, without presentment, demand, protest, or further notice of any kind, as well as enforce all other rights and remedies available to the Holder under applicable law.
     8. Notices. Any notice, request, other communication, or payment required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally by facsimile, or by recognized overnight courier service, or five days after deposit, if deposited in the United States mail for mailing by registered or certified mail, postage prepaid, and addressed as follows:

If to Holder:	Biomedical Sciences Investment Fund Pte Ltd
20 Biopolis Way
#09-01 Centros
Singapore 138668
Attention: Chu Swee Yeok
Tel: 65-6336-2288
Fax: 65-6334-8478

If to the Company:	Fluidigm Corporation
7100 Shoreline Court
South San Francisco, California 94080
Attention: Chief Executive Officer
Tel: (650) 266-6000
Fax: (650) 871-7195

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Ken Clark and Robert Kornegay
Tel: (650) 493-9300
Fax: (650) 493-6811
     Each of the above addressees may change its address or facsimile number for purposes of this paragraph by giving to the other addressee notice of such new address in conformity with this paragraph.
     9. Amendments. This Note may be amended and any provision hereof waived with the consent of the Company and the Holder.
     10. No Rights as Shareholder. Nothing in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company until, and only to the extent that, this Note shall have been converted.

     11. Successors and Assigns. Subject to the restrictions on transfer described in Section 12 and in the Note Purchase Agreement, the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.
     12. Transfer of Note and Securities Issuable on Conversion Hereof. Prior to the conversion of this Note, this Note (or the underlying securities issuable upon conversion hereof) may not be sold, assigned, transferred, pledged or otherwise disposed of by the Holder, in whole or in part, without the prior written consent of the Company. With respect to any sale, assignment, transfer, pledge or other disposition of the securities into which this Note may be converted after conversion of this Note, the Holder may only transfer such securities pursuant to, and on the conditions set forth in that certain Eighth Amended and Restated Investor Rights Agreement dated June 13, 2006 between the Company and certain investors in the Company (including Holder), as may be amended from time to time (the “Rights Agreement”). The Holder shall cause any proposed purchaser, assignee, transferee or pledgee of such securities to agree in writing to take and hold such securities subject to and upon the conditions specified in this Note, the Note Purchase Agreement, and the Rights Agreement, including, without limitation, Sections 1.2, 1.3, 1.4, and 1.14 of the Rights Agreement.
     13. Highest Lawful Rate. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together will all fees, charges, and other payments or rights which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Company shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve, or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by the Holder in connection with this Note under applicable law. In accordance with this section, any amounts received in excess of the Highest Lawful Rate shall be applied towards the prepayment of principal then outstanding.
     14. Miscellaneous. The Company agrees to pay on demand all of the losses, costs, and expenses (including, without limitation, attorneys’ fees and disbursements) which the Holder incurs in connection with enforcement of this Note, or the protection or preservation of the Holder’s rights under this Note, whether by judicial proceeding or otherwise. Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation, or similar proceedings. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest, and notice of dishonor. No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof. Any reference to “dollars” or “$” in this Note shall refer to the lawful money of the United States of America.

     IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be executed by its officer thereunto duly authorized as of the date first above written.

Dated: April 19, 2007	Fluidigm Corporation
a California corporation

	By:	/s/ Gajus V. Worthington

	Name:	Gajus Worthington

	Title:	Chief Executive Officer

Acknowledged and Agreed:

Holder

Biomedical Sciences Investment Fund Pte Ltd

	By:	/s/ Chu Swee Yeok

	Name:	Chu Swee Yeok

	Title:	Director